UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 1, 2005
(Date of Report/Date of earliest event reported)

PHELPS DODGE CORPORATION

(Exact name of registrant as specified in its charter)

NEW YORK	001-00082	13-1808503
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One North Central Avenue
Phoenix, Arizona 85004-4414
(Address and zip code of principal executive offices)

(602) 366-8100
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.06 MATERIAL IMPAIRMENTS

On June 1, 2005, our Board of Directors approved expenditures of $210 million to construct a concentrate-leach, direct-electrowinning facility at our copper mine in Morenci, Arizona, and restart its concentrator idled since 2001. The new facility will employ proprietary technology developed and demonstrated at the Phelps Dodge copper mine in Bagdad, Arizona. Concentrate leach technology, in conjunction with a conventional milling and flotation concentrator, allows copper sulfide ores to be transformed to copper metal through the efficient pressure leaching and electrowinning process instead of smelting and refining. Historically, sulfide ores have been processed into copper anodes through a smelter. This decision has consequences for several other facilities in our southwest copper operations and, as a result, there will be impairments of certain assets, which are outlined below.

With future Morenci copper concentrate production being fed into the proposed concentrate leach facility, the operating smelter in Miami, Arizona, will be sufficient to treat virtually all remaining concentrate expected to be produced by Phelps Dodge at our operations in the southwestern United States. Accordingly, our Chino smelter located near Silver City, New Mexico, which has been on care-and-maintenance status since 2002, will be closed. Without the Chino smelter, we will have unnecessary refining capacity in the region. Because of its superior capacity and operating flexibility, our refinery in El Paso, Texas, will continue to operate. The El Paso refinery is over twice the size of our refinery in Miami, Arizona, and has sufficient capacity to refine all anodes expected to be produced from our operations in the southwestern United States given the changes brought about by the Morenci projects. As a result, the Miami refinery, which has been on care-and-maintenance status since 2001, also will be closed. As a result of the decision to close the Chino smelter and the Miami refinery, we will record pre-tax asset impairment charges during the 2005 second quarter of approximately $91 million and $60 million, respectively, to reduce the related carrying values of these properties to their respective salvage values.

The steps being taken at Morenci also will impact our Tyrone and Cobre mines in New Mexico. The Tyrone mine has been partially curtailed since 2003, while activities at the Cobre mine have been suspended since 1999. Future economics of these mines will be affected by significantly higher acid costs as they will no longer be able to obtain low-cost acid from the Chino smelter, in addition to other operating decisions described below. These factors caused Phelps Dodge to reassess the recoverability of the long-lived assets at both the Tyrone and Cobre mines. This reassessment, which was based on an analysis of cash flows associated with the related assets, indicated that the assets were not recoverable and that asset impairment charges were required.

Tyrone’s pre-tax impairment of approximately $209 million primarily resulted from fundamental changes to its life-of-mine cash flows. In addition to higher expected acid costs, we decided to accelerate reclamation of its perimeter stockpiles. As a result of this accelerated plan, the estimated cost associated with reclaiming the perimeter stockpiles increased. These factors increased costs and also decreased Tyrone’s copper ore reserves by approximately 155 million pounds, or 14 percent.

Cobre’s pre-tax impairment of approximately $60 million primarily resulted from projected higher acid, external smelting and freight costs as a result of the Chino smelter being permanently closed. It also reflected estimated higher restart and operating costs of running the Cobre mill reflecting our recent experience with restarting the Chino mill. Additionally, the cost for building a tailing pipeline from Cobre to the Chino mine has increased based upon a recent detailed engineering evaluation recommending: (i) extending the pipeline an additional nine miles; (ii) adding a new thickener and booster pump station; and (iii) requiring larger pipe size.

The combined effects result in impairments of certain long-lived assets and related supplies involving a combined pre-tax write down of about $420 million, or approximately $321 million after taxes, from their total carrying value of approximately $442 million. The impairments, which will be recorded in the second quarter, will result in a non-cash, special charge of approximately $3.21 per share after taxes. Phelps Dodge expects these impairment actions will have no impact on employment at the affected operations as they have all been on care-and-maintenance or curtailed status.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Furnished as Exhibit 99.1 is a copy of our press release issued on June 2, 2005.

This filing contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. There are factors that could cause results to differ from those anticipated by some of the statements in this filing. These factors include those listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in Phelps Dodge’s most recently filed Form 10-K and Form 10-Q.

     SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHELPS DODGE CORPORATION
(Registrant)

By:	/s/ Ramiro G. Peru

Name:	Ramiro G. Peru
Title:	Executive Vice President and Chief Financial Officer
Date:	June 6, 2005

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated June 2, 2005

5